Exhibit 99.1

For more information, contact:
Joseph W. Kiley III, President and Chief Executive Officer
Rich Jacobson, Executive Vice President and Chief Financial Officer
(425) 255-4400

First Financial Northwest, Inc. Announces the Death of Director Kevin D. Padrick
Renton, Washington – June 24, 2019 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), the bank holding company for First Financial Northwest Bank (“Bank”), announced today, with great sadness, the death of Kevin D. Padrick, a director of the Company,  the Bank and First Financial Diversified Corporation (“FFD”), the Company’s non-financial institution subsidiary.  Mr. Padrick died in a private plane crash on Saturday, June 22, 2019.

“We are deeply saddened by the passing of our colleague and friend,” said Joseph W. Kiley III, President and Chief Executive Officer. “Our thoughts and prayers are with Kevin’s family and friends.  He had served on the Boards since March 2013 and his business acumen, strategy formulation, skills, inquisitive nature and creative thinking were invaluable to us. He was one of the smartest and most accomplished people I have known.  He had an ability to motivate others to do their best.  We will miss him enormously.”

Mr. Padrick was a lawyer and Senior Principal and co-founder of Obsidian Finance Group, LLC, a hybrid financial advisory and investment firm based in Lake Oswego, Oregon.  He also indirectly owned Sunstone Business Finance, LLC, an asset-based lender, and Symmetrical Networks, LLC, an entity providing broadband construction and financing.  Prior to founding Obsidian Finance Group, LLC, Mr. Padrick was a partner with the law firm, Miller Nash, LLP, where he chaired the insolvency department and represented debtors, secured and unsecured creditors, and creditors’ committees.  He was an Eagle Scout and remained very active with the Boy Scouts.  He attended the Air Force Academy and received Bachelor of Science degrees in mathematics and psychology, and Master of Business Administration and Juris Doctor Degrees from the University of Santa Clara.

About the Company and the Bank

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 11 full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 2000 Index. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.